EXHIBIT 5.1

[Letterhead of Gaeta & Associates, P.A.]

June 2, 2003

Board of Directors

Carolina Bank Holdings, Inc.

2604 Lawndale Avenue

Greensboro, North Carolina 27408

Ladies and Gentlemen:

As counsel for Carolina Bank Holdings, Inc. (the “Company”), we are furnishing the following opinion in connection with the proposed issuance by the Company of up to 100,000 shares of its common stock, $1.00 par value per share (the “Common Stock”), pursuant to the Carolina Bank Holdings, Inc. 1997 Incentive Stock Option Plan (the “Plan”). These securities are the subject of a registration statement to be filed by the Company with the Securities and Exchange Commission on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), to which this opinion is to be attached as an exhibit.

We have examined the Articles of Incorporation and Bylaws of the Company, the minutes of meetings of its Board of Directors and such other corporate records of the Company and other documents and have made such examinations of law as we have deemed relevant for the purposes of this opinion. Based upon such examination, it is our opinion that the 100,000 shares of Common Stock of the Company which are being registered pursuant to the Registration Statement, may be legally issued in accordance with the Company’s Articles of Incorporation and Bylaws, and when so issued and duly delivered against payment therefor pursuant to the Plan as described in the Registration Statement, such shares of Common Stock will be legally issued, fully paid and nonassessable.

The opinion expressed herein does not extend to compliance with state and federal securities laws relating to the sale of these securities.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement to be filed with the Securities and Exchange Commission. In giving this consent we do not hereby admit that this firm is within the category of persons whose consent is required under Section 7 of the 1933 Act or the regulations promulgated pursuant to the 1933 Act.

Yours very truly,

GAETA & ASSOCIATES, P.A.

/s/ Anthony Gaeta, Jr.

By: Anthony Gaeta, Jr.